Exhibit 99.1

The Chefs’ Warehouse Reports Second Quarter 2026 Financial Results
Ridgefield, CT, July 29, 2026 - The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company” or “Chefs’”), a premier distributor of specialty food products in the United States, the Middle East, and Canada, today reported financial results for its second quarter ended June 26, 2026.

Financial highlights for the second quarter of 2026:

•Net sales increased 12.9% to $1.17 billion for the second quarter of 2026 from $1.03 billion for the second quarter of 2025.
•GAAP net income was $33.8 million, or $0.76 per diluted share, for the second quarter of 2026 compared to $21.2 million, or $0.49 per diluted share, in the second quarter of 2025.
•Adjusted net income per share1 was $0.78 for the second quarter of 2026 compared to $0.52 for the second quarter of 2025.
•Adjusted EBITDA1 was $88.1 million for the second quarter of 2026 compared to $65.4 million for the second quarter of 2025.

“Second quarter 2026 displayed strong growth in both revenue and profitability. Our regional Chefs’ Warehouse teams continued to deliver excellent execution across markets and product categories. We are driving market share gains via growth in product penetration, case volume and unique customers, combined with on-going improvement in operational efficiency to provide customers with the highest quality ingredients and flexible on-time delivery. Our Middle East operations are improving gradually as we enter the seasonally slower summer period. During May and June, our business located there operated at approximately 94% of prior year and this trend has remained fairly steady through recent weeks”, said Christopher Pappas, Chairman and Chief Executive of the Company. “I would like to thank all of our teams, from sales, procurement and pricing, operations and all the supporting functions, for their dedication to serving our customers and our communities as we go to market as the Chefs’ Warehouse family of brands and companies in North America and the Middle East.”

Second Quarter Fiscal 2026 Results

Net sales for the second quarter of 2026 increased 12.9% to $1.17 billion from $1.03 billion in the second quarter of 2025. Organic sales increased $126.1 million, or 12.2% versus the prior year quarter. Sales growth of $7.6 million, or 0.7%, was primarily a result of acquisitions. Organic case count increased approximately 6.0% in the Company’s specialty category for the second quarter of 2026 with unique customer and placement increases of 3.6% and 7.2% respectively, compared to the second quarter of 2025. Organic pounds sold in the Company’s center-of-the-plate category increased approximately 8.8% for the second quarter of 2026 compared to the prior year quarter.

Gross profit increased 15.2% to $292.9 million for the second quarter of 2026 from $254.3 million for the second quarter of 2025. The increase in gross profit dollars was primarily a result of increased sales volumes, price inflation and acquisitions. Gross profit margins increased approximately 49 basis points to 25.1%. Gross profit margins increased 47 basis points in the Company’s specialty category and increased 75 basis points in the center-of-the-plate category.

Selling, general and administrative expenses increased by approximately 9.6% to $234.2 million for the second quarter of 2026 from $213.8 million for the second quarter of 2025. The increase was primarily due to higher costs associated with compensation and benefits, facilities and distribution to support sales growth, as well as higher depreciation expense driven by facility and fleet investments. As a percentage of net sales, selling, general and administrative expenses were 20.0% in the second quarter of 2026 compared to 20.7% in the second quarter of 2025.
1Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, adjusted net income and adjusted net income per share are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share to these measures’ most directly comparable GAAP measure.

Operating income for the second quarter of 2026 was $58.6 million compared to $40.2 million for the second quarter of 2025. The increase in operating income was driven primarily by higher gross profit, partially offset by higher selling, general and administrative expenses, as discussed above. As a percentage of net sales, operating income was 5.1% in the second quarter of 2026 as compared to 3.9% in the second quarter of 2025.

Interest expense decreased to $9.4 million for the second quarter of 2026 compared to $10.7 million for the second quarter of 2025. The decrease was primarily due to lower fees and losses associated with debt transactions, as well as lower aggregate principal amounts of debt outstanding and lower interest rates in the current period compared to the prior year quarter.

The Company’s effective tax rate was 31.4% and 28.0% for the second quarters of 2026 and 2025, respectively. The increase in the effective tax rate for the second quarter of 2026 resulted from increased permanent tax differences related to compensation expense.

Net income for the second quarter of 2026 was $33.8 million, or $0.76 per diluted share, compared to $21.2 million, or $0.49 per diluted share, for the second quarter of 2025.

Adjusted EBITDA1 was $88.1 million for the second quarter of 2026 compared to $65.4 million for the second quarter of 2025. For the second quarter of 2026, adjusted net income1 was $34.7 million, or $0.78 per diluted share compared to adjusted net income of $22.5 million, or $0.52 per diluted share for the second quarter of 2025.

2026 Guidance

We are providing our fiscal 2026 full year financial guidance as follows:

•Net sales in the range of $4.50 billion to $4.60 billion,
•Gross profit to be between $1.102 billion and $1.125 billion and
•Adjusted EBITDA1 to be between $305 million and $315 million.

Second Quarter 2026 Earnings Conference Call

The Company will host a conference call to discuss second quarter 2026 financial results today at 8:30 a.m. ET. Hosting the call will be Chris Pappas, chairman and chief executive officer, and Jim Leddy, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com. An online archive of the webcast will be available on the Company’s investor relations website.

Non-GAAP Financial Measures

We present EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per share, as well as forecasted EBITDA and adjusted EBITDA ranges, which are not measurements determined in accordance with the U.S. Generally Accepted Accounting Principles (“GAAP”), because we believe these measures provide additional metrics to evaluate our operations and our forecasted results and which we believe, when considered with both our GAAP results and the reconciliation to net income and net income available to common shareholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per share together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA, adjusted

1EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share to these measures’ most directly comparable GAAP measure.

EBITDA, adjusted net income and adjusted net income per share as performance measures permits a comparative assessment of our operating performance relative to our GAAP performance while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per share to these measures’ most directly comparable GAAP measure.

Forward-Looking Statements

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to the following: our success depends to a significant extent upon general economic conditions, including disposable income levels and changes in consumer discretionary spending; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures and intense competition; changes in our credit profile and any effect they may have on our relationships with suppliers; the effects of rising costs for and/or decreases in supply of commodities, ingredients, packaging, other raw materials, distribution and labor; price reductions by our manufacturers of products that we sell which could cause the value of our inventory to decline or our customers to demand lower sales prices; fuel cost volatility and its impact on distribution, packaging and energy costs; our continued ability to promote our brand successfully, to anticipate and respond to new customer demands, and to develop new products and markets to compete effectively; our ability and the ability of our supply chain partners to continue to operate distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite disruptions in the supply chain or labor shortages; risks associated with the expansion of our business; our possible inability to identify new acquisitions or to integrate recent or future acquisitions, or our failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; other factors that affect the food industry generally, including: recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that customers could lose confidence in the safety and quality of certain food products; new information or attitudes regarding diet and health or adverse opinions about the health effects of the products we distribute; dependence on independent certifications for products; changes in disposable income levels and consumer purchasing habits; competitors’ pricing practices and promotional spending levels; fluctuations in the level of our customers’ inventories and credit and other related business risks; and the risks associated with third-party suppliers, including the risk that any failure by one or more of our third-party suppliers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain products or injure our reputation; our ability to recruit and retain senior management and a highly skilled and diverse workforce; unanticipated expenses, including, without limitation, litigation or legal settlement expenses, adverse judgments, or impairment charges; the cost and adequacy of our insurance policies; the impact and effects of public health crises, pandemics and epidemics and the adverse impact thereof on our business, financial condition, and results of operations; economic and other developments, or events, including adverse weather conditions, in the culinary markets in which we operate; information technology system failures, cybersecurity incidents, or other disruptions to our use of technology and networks; our ability to realize the benefits we anticipate from investments in information technology; our ability to protect our intellectual property; significant governmental regulation and any potential failure to comply with such regulations;

changing rules, public disclosure regulations and stakeholder expectations on ESG-related matters; federal, state, provincial and local tax rules in the United States and the foreign countries in which we operate, including tax reform and legislation; climate change, or the legal, regulatory or market measures being implemented to address climate change; the concentration of ownership among our existing executive officers, directors and their affiliates which may prevent new investors from influencing significant corporate decisions; risks relating to our substantial indebtedness; our ability to raise additional capital and/or obtain debt or other financing, on commercially reasonable terms or at all; our ability to meet future cash requirements, including the ability to access financial markets effectively and maintain sufficient liquidity; the effects of currency movements in the jurisdictions in which we operate as compared to the U.S. dollar; and the effects of international trade disputes, tariffs, quotas and other import or export restrictions on our international procurement, sales and operations. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 24, 2026 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information until required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States, the Middle East and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolateries, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 90,000 products to more than 55,000 customer locations throughout the United States, the Middle East and Canada.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415

THE CHEFS’ WAREHOUSE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Net sales	$1,168,613	$1,034,906	$2,227,623	$1,985,654
Cost of sales	875,726	780,567	1,677,368	1,505,320
Gross profit	292,887	254,339	550,255	480,334

Selling, general and administrative expenses	234,177	213,750	458,322	416,513
Other operating expenses, net	81	373	170	870
Operating income	58,629	40,216	91,763	62,951

Interest expense	9,411	10,715	19,807	20,968
Income before income taxes	49,218	29,501	71,956	41,983

Provision for income tax expense	15,451	8,260	20,822	10,454

Net income	$33,767	$21,241	$51,134	$31,529

Net income per share:
Basic	$0.87	$0.55	$1.32	$0.81
Diluted	$0.76	$0.49	$1.16	$0.74

Numerator:
Net income	$33,767	$21,241	$51,134	$31,529
Add effect of dilutive securities:
Interest on convertible notes, net of tax	1,175	1,226	2,349	2,451
Net income available to common shareholders	$34,942	$22,467	$53,483	$33,980
Denominator:
Weighted average basic common shares outstanding	38,930,511	38,883,019	38,871,337	38,788,843
Dilutive effect of unvested common shares, stock options and warrants	624,126	653,138	675,200	771,883
Dilutive effect of convertible notes	6,494,970	6,494,970	6,494,970	6,494,970
Weighted average diluted common shares outstanding	46,049,607	46,031,127	46,041,507	46,055,696

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

	June 26, 2026	December 26, 2025
Cash and cash equivalents	$135,466	$120,982
Accounts receivable, net	395,875	392,374
Inventories	379,836	385,722
Prepaid expenses and other current assets	64,592	70,811
Total current assets	975,769	969,889

Property and equipment, net	348,850	342,019
Operating lease right-of-use assets	200,980	205,270
Goodwill	363,391	362,742
Intangible assets, net	126,098	137,310
Other assets	11,084	10,777
Total assets	$2,026,172	$2,028,007

Accounts payable	$246,124	$275,622
Accrued liabilities	91,061	78,458
Short-term operating lease liabilities	24,269	24,832
Accrued compensation	61,883	66,350
Current portion of long-term debt	30,958	28,197
Total current liabilities	454,295	473,459

Long-term debt, net of current portion	693,723	720,333
Operating lease liabilities	197,658	201,542
Deferred taxes, net	27,654	22,424
Other liabilities	4,607	5,940
Total liabilities	1,377,937	1,423,698

Common stock	408	407
Additional paid in capital	406,885	405,020
Accumulated other comprehensive loss	(3,416)	(2,763)
Retained earnings	244,358	201,645
Stockholders’ equity	648,235	604,309

Total liabilities and stockholders’ equity	$2,026,172	$2,028,007

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Twenty-Six Weeks Ended
	June 26, 2026	June 27, 2025
Cash flows from operating activities:
Net income	$51,134	$31,529

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	30,160	25,332
Amortization of intangible assets	11,171	12,103
Provision for allowance for credit losses	8,065	6,603
Deferred income tax provision	5,174	1,111
Stock compensation	12,826	9,629
Non-cash interest and other operating activities	1,595	3,552
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(11,812)	9,279
Inventories	5,416	(51,410)
Prepaid expenses and other current assets	4,139	2,000
Accounts payable, accrued liabilities and accrued compensation	(19,313)	14,685
Other assets and liabilities	(1,904)	(344)
Net cash provided by operating activities	96,651	64,069

Cash flows from investing activities:
Capital expenditures	(16,927)	(22,325)
Cash paid for acquisitions, net of cash acquired	(283)	—
Net cash used in investing activities	(17,210)	(22,325)

Cash flows from financing activities:
Payment of debt and other financing obligations	(6,500)	(11,500)
Payment of finance leases	(10,242)	(6,506)
Common stock repurchases	(10,003)	(10,003)
Proceeds from exercise of stock options	2,041	—
Surrender of shares to pay withholding taxes	(10,164)	(11,636)
Payments under asset-based loan facility	(30,000)	(20,000)
Net cash used in financing activities	(64,868)	(59,645)

Effect of foreign currency translation on cash and cash equivalents	(89)	112

Net change in cash and cash equivalents	14,484	(17,789)
Cash and cash equivalents at beginning of period	120,982	114,655
Cash and cash equivalents at end of period	$135,466	$96,866

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(unaudited; in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Net income	$33,767	$21,241	$51,134	$31,529
Interest expense	9,411	10,715	19,807	20,968
Depreciation and amortization of property and equipment	15,372	13,088	30,160	25,332
Amortization of intangible assets	5,520	6,009	11,171	12,103
Provision for income tax expense	15,451	8,260	20,822	10,454
EBITDA (1)	79,521	59,313	133,094	100,386

Adjustments:
Stock compensation (2)	7,536	4,866	12,826	9,629
Other operating expenses, net (3)	81	373	170	870
Duplicate rent (4)	971	765	2,115	1,718
Moving expenses (5)	—	130	—	327

Adjusted EBITDA (1)	$88,109	$65,447	$148,205	$112,930

1.See the “Non-GAAP Financial Measures” section of the press release.
2.Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.
3.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements and certain other costs.
4.Represents rent and occupancy costs expected to be incurred in connection with our facility consolidations while we are unable to use those facilities.
5.Represents moving expenses for the consolidation and expansion of several of our distribution facilities.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND
ADJUSTED NET INCOME PER SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 26, 2026	June 27, 2025	June 26, 2026	June 27, 2025
Net income	$33,767	$21,241	$51,134	$31,529
Adjustments to reconcile net income to adjusted net income (1):
Other operating expenses, net (2)	81	373	170	870
Duplicate rent (3)	971	765	2,115	1,718
Moving expenses (4)	—	130	—	327
Debt modification and extinguishment expenses (5)	—	525	655	525
Tax effect of adjustments (6)	(133)	(502)	(2,396)	(2,264)

Total adjustments	919	1,291	544	1,176

Adjusted net income (1)	$34,686	$22,532	$51,678	$32,705

Diluted adjusted net income per common share (1)	$0.78	$0.52	$1.17	$0.76

Numerator:
Adjusted net income (1)	$34,686	$22,532	$51,678	$32,705
Add effect of dilutive securities:
Interest on convertible notes, net of tax	1,175	1,226	2,349	2,451
Adjusted net income available to common shareholders	$35,861	$23,758	$54,027	$35,156
Denominator:
Weighted average basic common shares outstanding	38,930,511	38,883,019	38,871,337	38,788,843
Dilutive effect of unvested common shares, stock options and warrants	624,126	653,138	675,200	771,883
Dilutive effect of convertible notes	6,494,970	6,494,970	6,494,970	6,494,970
Weighted average diluted common shares outstanding	46,049,607	46,031,127	46,041,507	46,055,696

1.See the “Non-GAAP Financial Measures” section of the press release.

2.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements and certain other costs.

3.Represents rent and occupancy costs expected to be incurred in connection with our facility consolidations while we are unable to use those facilities.

4.Represents moving expenses for the consolidation and expansion of several of our distribution facilities.

5.Represents debt modification costs, extinguishment costs and interest expense related to the write-off of certain deferred financing fees related to our credit agreements.

6.Represents the adjustments to the tax provision values to reflect a normalized annual effective tax rate on adjusted pretax earnings of 31.0% and 28.0% for the second quarters of 2026 and 2025, respectively, and year-to-date periods of 2026 and 2025, respectively.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2026
(unaudited; in thousands)

	Low-End Guidance	High-End Guidance
Net income:	$104,000	$108,000
Provision for income tax expense	47,000	48,000
Depreciation and amortization of property and equipment	83,000	85,000
Interest expense	40,000	41,000
EBITDA (1)	274,000	282,000

Adjustments:
Stock compensation (2)	26,500	28,000
Duplicate rent (3)	3,500	3,500
Other operating expenses (4)	1,000	1,500
Adjusted EBITDA (1)	$305,000	$315,000

1.See the “Non-GAAP Financial Measures” section of the press release.

2.Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.

3.Represents rent and occupancy costs expected to be incurred in connection with our facility consolidations while we are unable to use those facilities.

4.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements, moving expenses for the consolidation and expansion of several of our distribution facilities and certain other costs.